Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Investor Relations 651-236-5158

NEWS	For Immediate Release	January 16, 2007

H.B. FULLER EXCEEDS EXPECTATIONS WITH CONTINUED

STRONG FINANCIAL RESULTS FOR THE FOURTH QUARTER;

ISSUES 2007 OUTLOOK

ST. PAUL, Minnesota – H.B. Fuller Company (NYSE: FUL) today reported operating results for the fourth quarter that ended December 2, 2006 and issued its outlook for fiscal year 2007.

Fourth Quarter Net Revenue:

Net revenue for this year’s fourth quarter was $395.6 million, up 0.3 percent versus the fourth quarter of last year. Net revenue for all periods no longer includes revenues from the divested powder coatings business. The net impact of acquisitions and divestitures and favorable foreign currency translation contributed 7.5 and 1.4 percentage points to net revenue growth, respectively. In addition, last year’s fourth quarter included an extra week versus this year’s fourth quarter. This adversely impacted net revenue growth in this year’s fourth quarter by 7.1 percentage points. On a comparable basis, adjusting for these factors, net revenue was down 1.5 percent year-over-year. Consistent with the Company’s ongoing repositioning efforts, selling prices increased 5.7 percent and volume declined 7.2 percent year-over-year.

Fourth Quarter Net Income and Diluted Earnings Per Share:

Fourth quarter net income was $75.7 million or $1.25 per share versus $23.3 million or $0.40 per share in last year’s fourth quarter. This year’s fourth quarter net income includes, on a pre-tax basis, $12.3 million in charges associated with the separation agreement entered into with the Company’s former Chairman and Chief Executive Officer ($0.12 per share), $0.7 million in transaction related costs associated with the divestiture of the Company’s powder coatings business ($0.01 per share), and a $68.9 million gain on the sale of its powder coatings business ($0.83 per share). In addition, this year’s fourth quarter net income includes $3.0 million resulting from a reduction to the Company’s previously estimated consolidated tax rate ($0.05 per share). This reduction was primarily due to the mix of earnings and specifically the strength of business outside the United States. Adjusting for these items results in pro forma earnings per share for the fourth quarter of $0.50. On a comparable basis, the Company’s previously issued earnings expectation for the fourth quarter was to earn between $0.45 and $0.47 per share.

Fourth quarter net income from continuing operations was $24.7 million or $0.41 per share versus $22.3 million or $0.38 per share in last year’s fourth quarter. This year’s fourth quarter net income from continuing operations includes, on a pre-tax basis, $12.3 million in charges associated with the separation agreement entered into with the Company’s former Chairman and Chief Executive Officer ($0.12 per share). In addition, this year’s fourth quarter net income from continuing operations includes $3.0 million resulting from the reduction to the Company’s previously estimated consolidated tax rate ($0.05 per share). Adjusting for these items results in pro forma earnings per share from continuing operations for the fourth quarter of $0.48. The difference between pro forma earnings per share of $0.50 and pro forma earnings per share from continuing operations of $0.48 is the earnings contribution of $0.02 from the powder coatings business during the quarter.

“We had a fantastic 2006 on top of a strong performance in 2005. We beat our expectations and are optimistic for the future,” said Michele Volpi, President and Chief Executive Officer. “I am very happy with our high level of performance and thankful to the employees, customers, suppliers and joint venture partners of H.B. Fuller Company for our continued success.”

Fiscal Year 2006 Net Revenue:

For fiscal year 2006, net revenue was $1.472 billion, up 2.5 percent compared to last year. Net revenue for all periods no longer includes revenues from the divested powder coatings business. The net impact of acquisitions and divestitures contributed 4.5 percentage points to net revenue growth while an unfavorable impact from foreign currency translation reduced net revenue growth by 0.1 percentage points. In addition, last year included an extra week versus this year. This adversely impacted net revenue growth in this year by 2.0 percentage points. On a comparable basis, adjusting for these factors, net revenue increased 0.1 percent year-over-year. Selling prices increased 6.9 percent and volume declined 6.8 percent year-over-year.

Fiscal Year 2006 Net Income and Diluted Earnings Per Share:

Net Income for fiscal year 2006 was $134.7 million or $2.24 per share versus $61.6 million or $1.05 per share in fiscal year 2005. This year’s net income includes, on a pre-tax basis, $12.3 million in charges associated with the separation agreement entered into with the Company’s former Chairman and Chief Executive Officer ($0.12 per share), $0.9 million in transaction related costs associated with the divestiture of the Company’s powder coatings business ($0.01 per share), and a $68.9 million gain on the sale of its powder coatings business ($0.84 per share). In addition, this year’s net income includes $3.0 million resulting from the reduction to the Company’s previously estimated consolidated tax rate ($0.05 per share). Adjusting for these items results in pro forma earnings per share for fiscal year 2006 of $1.49. Due to rounding to two decimal points, the numbers do not sum exactly to the total. On a comparable basis, the Company’s previously issued earnings expectation for the fiscal year was to earn between $1.44 and $1.46 per share.

Fiscal year 2006 net income from continuing operations was $80.9 million or $1.35 per share versus $56.7 million or $0.97 per share in fiscal year 2005. This year’s net income from continuing operations includes, on a pre-tax basis, $12.3 million in charges associated with the separation agreement entered into with the Company’s former Chairman and Chief Executive Officer ($0.12 per share). In addition, this year’s net income from continuing operations includes $3.0 million resulting from the reduction to the Company’s previously estimated consolidated tax rate ($0.05 per share). Adjusting for these items results in pro forma earnings per share from continuing operations for the year of $1.42. The difference between pro forma earnings per share of $1.49 and pro forma earnings per share from continuing operations of $1.42 is the earnings contribution of $0.07 from the powder coatings business during the year.

Fiscal Year 2007 Outlook:

Pro forma diluted earnings per share for fiscal year 2006, as defined above, was $1.49. This includes an earnings contribution of $0.07 from the divested powder coatings business. Although the Company will no longer have an earnings contribution from the powder coatings business going forward, it will benefit from lower interest expense and higher interest income as a result of utilizing the proceeds from the divestiture. In 2007, the Company estimates that this benefit will offset approximately $0.04 to $0.05 of the $0.07 lost earnings contribution from the divested powder coatings business.

Despite the challenging North American economic outlook, the Company anticipates a continuation in earnings growth and expects diluted earnings per share for fiscal year 2007 to be between $1.58 and $1.68.

Additionally, the Company expects full-year capital expenditures to be between $25 and $35 million, depreciation expense to be between $35 and $40 million, amortization expense to be approximately $12 million, and the effective tax rate to be an estimated 29 percent.

Conference Call:

The Company will host an investor conference call to discuss fourth quarter results on Wednesday, January 17, 2007 at 9:30 a.m. central time (10:30 a.m. eastern time). The call can be heard live over the internet through the Company’s website at www.hbfuller.com under the investor relations section. The call is scheduled to last one hour. An audio replay and written transcript of the conference call will subsequently be made available on the Company’s website.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide formulator and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2006 net revenue of $1.472 billion. Its common stock is traded on the New York Stock Exchange under the ticker symbol FUL. For more information, please visit their website at www.hbfuller.com.

Regulation G:

The information presented above regarding pro forma diluted earnings per share does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results in light of the items identified above. The non-GAAP information provided above may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables provided below.

Fourth Quarter 2006

Fourth quarter 2006 net income per diluted share	$1.25
Add back: CEO Separation agreement charges	$0.12
Add back: Transaction costs related to sale of powder coatings	$0.01
Deduct: Gain on sale of Powder Coatings	$(0.83)
Deduct: Consolidated tax rate reduction from previous estimate	$(0.05)

Fourth Quarter 2006 pro forma net income per diluted share	$0.50

Fourth quarter 2006 net income from continuing operations per diluted share	$0.41
Add back: CEO Separation agreement charges	$0.12
Deduct: Consolidated tax rate reduction from previous estimate	$(0.05)

Fourth quarter 2006 pro forma net income from continuing operations per diluted share	$0.48

Fourth quarter 2006 pro forma net income from continuing operations per diluted share	$0.48
Add back: Fourth Quarter earnings contribution from powder coatings business	$0.02

Fourth Quarter 2006 pro forma net income per diluted share	$0.50

Fiscal Year 2006

2006 net income per diluted share	$2.24
Add back: CEO Separation agreement charges	$0.12
Add back: Transaction costs related to sale of powder coatings	$0.01
Deduct: Gain on sale of Powder Coatings	$(0.84)
Deduct: Consolidated tax rate reduction from previous estimate	$(0.05)

2006 pro forma net income per diluted share [1]	$1.49

2006 net income from continuing operations per diluted share	$1.35
Add back: CEO Separation agreement charges	$0.12
Deduct: Consolidated tax rate reduction from previous estimate	$(0.05)

2006 pro forma net income from continuing operations per diluted share	$1.42

2006 pro forma net income from continuing operations per diluted share	$1.42
Add back: 2006 earnings contribution from powder coatings business	$0.07

2006 pro forma net income per diluted share	$1.49

1.	Due to rounding to two decimal points, the numbers do not sum exactly to the total

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 7, 2006, July 7, 2006, and October 6, 2006 and the Company’s 10-K filing of February 14, 2006. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended December 2, 2006	14 Weeks Ended December 3, 2005
Net revenue	$395,631	$394,413
Cost of sales	(283,182)	(287,996)

Gross profit	112,449	106,417

Selling, general and administrative expenses	(81,932)	(76,618)
Gains from sales of assets	295	74
Other income, net	50	1,095
Interest expense	(4,674)	(3,179)

Income before income taxes, minority interests and income from equity investments	26,188	27,789

Income taxes	(3,341)	(6,999)

Minority interests in (income) / loss of subsidiaries	(397)	114

Income from equity investments	2,244	1,421

Income from continuing operations before cumulative effect of accounting change	24,694	22,325
Income from discontinued operations	51,252	994
Cumulative effect of accounting change	(213)	—

Net Income	$75,733	$23,319

Basic income per common share:
Continuing operations before accounting change	$0.42	$0.39
Discontinued operations	0.87	0.02
Cumulative effect of accounting change	(0.00)	—

Net income	$1.28	$0.40

Diluted income per common share:
Continuing operations before accounting change	$0.41	$0.38
Discontinued operations	0.85	0.02
Cumulative effect of accounting change	(0.00)	—

Net income	$1.25	$0.40

Weighted-average common shares outstanding:
Basic	59,243	57,865
Diluted	60,633	58,853

Dividends declared per common share	$0.06250	$0.06125

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Annual Report on Form 10-K)

	December 2, 2006	December 3, 2005
Inventory	$128,623	$129,075
Trade accounts receivable, net	238,155	227,243
Trade accounts payable	172,772	129,680
Total assets	1,466,843	1,059,405
Long-term debt, including current installments	249,000	137,241

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	52 Weeks Ended December 2, 2006	53 Weeks Ended December 3, 2005
Net revenue	$1,472,391	$1,437,074
Cost of sales	(1,052,508)	(1,057,587)

Gross profit	419,883	379,487

Selling, general and administrative expenses	(304,458)	(300,235)
Gains from sales of assets	1,126	7,150
Other income, net	439	308
Interest expense	(16,959)	(12,345)

Income before income taxes, minority interests and income from equity investments	100,031	74,365

Income taxes	(23,682)	(21,811)

Minority interests in (income) / loss of subsidiaries	(1,390)	900

Income from equity investments	5,989	3,265

Income from continuing operations before cumulative effect of accounting change	80,948	56,719
Income from discontinued operations	54,007	4,857
Cumulative effect of accounting change	(213)	—

Net Income	$134,742	$61,576

Basic income per common share:
Continuing operations before accounting change	1.38	$0.99
Discontinued operations	0.92	0.08
Cumulative effect of accounting change	(0.00)	—

Net income	$2.29	$1.07

Diluted income per common share:
Continuing operations before accounting change	$1.35	$0.97
Discontinued operations	0.90	0.08
Cumulative effect of accounting change	(0.00)	—

Net income	$2.24	$1.05

Weighted-average common shares outstanding:
Basic	58,793	57,468
Diluted	60,065	58,475

Dividends declared per common share	$0.24875	$0.24125